CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 3, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Reports to Shareholders of the Strong Advisor Mid Cap Growth Fund and the Strong Growth Fund (two of the series constituting Strong Equity Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
July 31, 2003